Exhibit 10.14

February 14, 2017

Mr. Patrick Bilbo

Dear Patrick,

This letter is to confirm your promotion to the position Chief Operating Officer. This position reports to Gary Gillheeney Sr., Chief Executive Officer. The effective date of the promotion is January 6, 2017.

•                  Salary. You will receive a bi-weekly salary of $12,720.00 which is $330,720.00 on an annualized basis and will be subject to an annual review based on merit. The position is exempt under the Fair Labor Standards Act.

•                  Short-Term Incentive. You will be eligible for a target management bonus of up to 30% based on mutually agreed upon goals.

•                  Benefits. You will continue to be eligible to participate in all of our benefit programs. These include the following: Medical, Dental, Vision, Life and AD&D, Short and Long-term Disability, Employee Assistance Plan and 401(k). You will continue to accrue vacation time at your current level.

•                  Invention, Non-Disclosure and Non-Competition Agreement. You will be required to execute and deliver to the Company the attached standard form of Invention, Non-Disclosure and Non-Competition Agreement, which contains provisions, relating to inventions, proprietary information and non-competition.

Please indicate your acceptance by countersigning this letter and returning it, along with the signed Invention, Non-Disclosure and Non-Competition Agreement, to Human Resources within two days of receipt.

ACCEPTED:		Sincerely,

/s/ Patrick Bilbo

Patrick Bilbo	10/19/17	/s/ Houda E. Samaha
Name	Date	Houda E. Samaha
Assistant Vice President, Human Resources

Attachments

150 Dan Road • Canton, MA 02021 • www.organogenesis.com • 1-888-HEAL-2DAY